EXHIBIT 99.1

Lifeway Foods Expands Kefir Retail Distribution

Lifeway Kefir Available in 402 New Major Retail Locations

MORTON GROVE, Ill. , Nov. 29, 2011 /PRNewswire/ --  Lifeway Foods, Inc., (Nasdaq: LWAY - News), a leading supplier of cultured dairy products known as kefir and organic kefir, today announced expanded distribution of their flagship line, Kefir, into 125 Galaxy stores, 111 Lowes supermarkets, 85 IGA supermarkets, and 81 Sam's Club retail locations. Lifeway's kefir will officially be available to consumers in the four major retailers as of December 1, 2011 and the Company expects to expand marketing and advertising to support sales at the retail chains.

"We are thrilled major retailers continue to choose Lifeway's kefir, once a niche health food product, to enhance their healthy consumable product offerings. As a result of our marketing campaigns, we continue to increase our distribution and awareness of kefir. It is exciting to see consumers choose kefir as a way to feed their families nutritious and delicious food products," said Julie Smolyansky , Lifeway's President and Chief Executive Officer. "We believe our kefir distribution growth and the continued expansion of frozen kefir with existing customers should lead to increased long-term sales growth. We look forward to growing deeper in our current retail account base and the adding new distribution accounts in the future."

The Company also announced that based on its strong cash position and cashflow from operating activities that they paid down $1.8 million of their long term notes payable including $1.5 million associated with the Company's credit facility and $0.3 related to the Company's long term mortgage. The reduction of the Company's notes payable reflects debt associated with the Company's Fresh Made acquisition in February 2009.

For more information about Lifeway Kefir, please visit http://www.lifewaykefir.com.

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About Lifeway FoodsLifeway Foods, Inc. (NASDAQ: LWAY), recently named one of Fortune Small Business' Fastest Growing Companies for the fifth consecutive year, is America's leading supplier of the cultured dairy products known as kefir and organic kefir. Lifeway Kefir is a dairy beverage that contains 10 exclusive live and active probiotic cultures plus ProBoost™. While most regular yogurt contains only two or three of these "friendly" cultures, Lifeway Kefir products offer greater nutritional benefits and support a healthier life. Lifeway produces various different flavors of its drinkable Kefir and Organic Kefir beverage, and recently introduced a series of innovative new products such as a children's line of Organic Kefir called ProBugs™ with a no-spill pouch and kid-friendly flavors like Goo Berry Pie and Strawnana Split. In addition to its line of Kefir products, the company produces a variety of probiotic cheese products. Lifeway also sells frozen kefir, kefir smoothies and kefir parfaits through its Starfruit™ retail stores.

Contact:  Lifeway Foods, Inc.   Phone: 877.281.3874   Email: info@Lifeway.net     Investor Relations: ICR Katie Turner  John Mills  646.277.1228   Press Contact: SSPR – Erin O'Connor eoconnor@sspr.com 847.415.9320